Filed Pursuant to Rule 424(b)(5)
Registration No: 333-173271

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.

Subject to completion, dated July 11, 2012

Preliminary prospectus supplement

(To Prospectus dated April 8, 2011)

Primerica, Inc.

$

    % Senior Notes due

Issue price:

Interest payable on                      and

The notes will bear interest at the rate of     % per year. Interest on the notes is payable on              and             of each year, commencing on                     , 2013. The notes will mature on                     ,             . We may redeem some or all of the notes at any time before maturity at the “make-whole” price discussed under the section entitled “Description of the notes—Optional redemption” beginning on page S-26 of this prospectus supplement.

The notes will be our senior unsecured obligations and will rank equally with all of our other unsubordinated indebtedness from time to time outstanding. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding. The notes will not be obligations of, or guaranteed by, any of our subsidiaries. As a result, the notes will be structurally subordinated to all liabilities of our subsidiaries.

The notes will not be listed on any securities exchange. There is currently no public market for the notes.

Investing in the notes involves risks. See the sections entitled “Risk factors” beginning on page S-15 of this prospectus supplement and page 2 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting Discounts	Proceeds to Primerica, Inc. (before expenses)
Per note	%	%	%
Total	$	$	$

Interest on the notes will accrue from                     , 2012 to the date of delivery.

Securities entitlements with respect to the notes will be credited on or about                     , 2012, in book-entry form through the facilities of The Depository Trust Company to the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on behalf of the purchasers.

Joint Book-Running Managers

J.P. Morgan	Citigroup	Morgan Stanley

                    , 2012

Prospectus Supplement

Prospectus

i

About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated herein and therein by reference, on the other hand, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus supplement, the accompanying prospectus or any other offering materials is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since then.

Except as otherwise indicated or unless the context requires, as used in this prospectus supplement: (i) references to “Primerica,” “we,” “us” and “our” refer to Primerica, Inc., a Delaware corporation, and its consolidated subsidiaries; (ii) references to “Citi” refer to Citigroup Inc. and its subsidiaries; and (iii) references to “Warburg Pincus” refer collectively to Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P.

Summary

This summary description about us and our business highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompany prospectus. It does not contain all the information you should consider before purchasing the notes. You should read in their entirety this prospectus supplement, the accompanying prospectus and any other offering materials, together with the additional information described under the sections entitled “Where you can find more information” beginning on page S-44 of this prospectus supplement and page 28 of the accompanying prospectus.

Our company

We are a leading distributor of financial products to middle income households in the United States and Canada with approximately 90,000 life-insurance licensed sales representatives at March 31, 2012. We assist our clients in meeting their needs for term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured more than 4.3 million lives and approximately two million clients maintained investment accounts with us at March 31, 2012. Our distribution model uniquely positions us to reach underserved middle income consumers in a cost effective manner and has proven itself in both favorable and challenging economic environments.

Our mission is to serve middle income families by helping them make informed financial decisions and providing them with a strategy and means to gain financial independence. Our distribution model is designed to:

Address our clients’ financial needs:    Our sales representatives use our proprietary financial needs analysis tool and an educational approach to demonstrate how our products can assist clients to provide financial protection for their families, save for their retirement and manage their debt. Typically, our clients are the friends, family members and personal acquaintances of our sales representatives. Meetings are generally held in informal, face-to-face settings, usually in the clients’ own homes.

Provide a business opportunity:    We provide an entrepreneurial business opportunity for individuals to distribute our financial products. Low entry costs and the ability to begin part-time allow our sales representatives to supplement their income by starting their own independent businesses without incurring significant start-up costs or leaving their current jobs. Our unique compensation structure, technology, training and back-office processing are designed to enable our sales representatives to successfully grow their independent businesses.

We were the largest provider of individual term life insurance in the United States in 2010 (the latest period for which information is available) based on the amount of in-force premiums collected, according to LIMRA International, an independent market research organization. In 2011, we issued new term life insurance policies with more than $73 billion of aggregate face value and sold approximately $4.26 billion of investment and savings products.

Recent developments

Accounting Standards Update 2010-26

On January 1, 2012, we adopted Accounting Standards Update 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (“ASU 2010-26”), retrospectively. In accordance with the requirements of the Securities and Exchange Commission (the “SEC”), we were required to revise previously issued financial statements using the deferral and recognition guidance under ASU 2010-26 for each of the years presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “2011 Annual Report”). The revision of the previously-issued 2011 Annual Report was made in accordance with applicable accounting rules and should not be read as a restatement of our 2011 Annual Report. For further information on the revisions to the information contained in our 2011 Annual Report, please see our Form 8-K filed with the SEC on May 8, 2012 (the “May 8, 2012 Form 8-K”), which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

The following items of the 2011 Annual Report were updated retrospectively to reflect the adoption described above and such items were filed as exhibits to the May 8, 2012 Form 8-K:

•	Item 1. Business (Segment Financial and Geographic Disclosures section);
•	Item 6. Selected Financial Data;
•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations;
•	Item 7A. Quantitative and Qualitative Disclosures About Market Risk;
•	Item 8. Financial Statements and Supplementary Data; and
•	Item 15. Exhibits, Financial Statement Schedules ((c) Financial Statement Schedules section).

The May 8, 2012 Form 8-K modified and updated the disclosures presented in the 2011 Annual Report for (i) matters relating to the adoption of ASU 2010-26 and its associated impact and (ii) the addition of Note 19 to the consolidated and combined financial statements to disclose the occurrence of subsequent events first publicly disclosed in our Current Reports on Forms 8-K filed with the SEC on April 2, 2012 and April 18, 2012. The information in the May 8, 2012 Form 8-K should be read in conjunction with the 2011 Annual Report.

Credit Facility Agreement

As of March 27, 2012, Peach Re, Inc. (“Peach Re”), our wholly owned indirect subsidiary, entered into a Credit Facility Agreement (the “Credit Facility Agreement”) with Deutsche Bank AG New York Branch (“Deutsche Bank”). Under the Credit Facility Agreement, effective as of March 31, 2012, Deutsche Bank issued a letter of credit (the “LOC”) in the initial amount of $450 million for the benefit of Primerica Life Insurance Company (“Primerica Life”), our principal life insurance company and the direct parent of Peach Re. Subject to certain conditions, the amount of the LOC will be periodically increased up to a maximum amount of $510 million in 2014. The LOC was issued to support certain obligations of Peach Re for a portion of reserves related to level premium term life insurance policies issued by Primerica Life that were reinsured by Peach Re under a coinsurance agreement, effective as of March 31, 2012. The average estimated annual expense of the LOC under generally accepted accounting principles is approximately $3 million, after tax. The LOC has a term of approximately 14 years.

Pursuant to the terms of the Credit Facility Agreement, in the event amounts are drawn under the LOC by Primerica Life, Peach Re will be obligated, subject to certain limited conditions, to reimburse Deutsche Bank for the amount of any draw and interest thereon. The Credit Facility Agreement is “non-recourse” to Primerica, Inc. and Primerica Life, meaning that neither is liable to reimburse Deutsche Bank for any drawn amounts or interest thereon. Primerica, Inc. has agreed to guarantee the payment of fees to Deutsche Bank under the Credit Facility Agreement. Pursuant to the Credit Facility Agreement, Peach Re has collateralized its obligations to Deutsche Bank by granting it a security interest in all of its assets with the exception of amounts held in a special account established to meet minimum asset thresholds required by state regulatory authorities. In connection with the transactions contemplated by the coinsurance agreement and the Credit Facility Agreement, Primerica Life received regulatory approval for an extraordinary dividend to Primerica, Inc. of approximately $150 million, which was paid in April 2012. Primerica Life currently has no additional dividend capacity without prior regulatory approval.

Share Repurchase from Warburg Pincus

In April 2012, we completed the repurchase of an aggregate of approximately 5.7 million shares of our common stock beneficially owned by Warburg Pincus for a total purchase price of approximately $150 million. Proceeds from the payment of the extraordinary dividend from Primerica Life in April 2012 were used to fund the repurchase.

Our clients

Our clients are generally middle income consumers, which we define as households with $30,000 to $100,000 of annual income, representing approximately 50% of U.S. households. We believe that we understand the financial needs of this middle income segment well:

•	they have inadequate or no life insurance coverage;
•	they need help saving for retirement and other personal goals;
•	they need to reduce their consumer debt; and
•	they prefer to meet face-to-face when considering financial products.

We believe that our educational approach and distribution model best position us to address these needs profitably, which traditional financial services firms have found difficult to accomplish.

Our distribution model

The high fixed costs associated with in-house sales personnel and salaried career agents and the smaller-sized sales transactions typical of middle income consumers have forced many other financial services companies to focus on more affluent consumers. Product sales to affluent consumers tend to be larger, generating more sizable commissions for the selling agent, who usually works on a full-time basis. As a result, this segment has become increasingly competitive. Our distribution model, which borrows aspects from franchising, direct sales and traditional insurance agencies, is designed to reach and serve middle income consumers efficiently. Key characteristics of our unique distribution model include:

•

Independent entrepreneurs:    Our sales representatives are independent contractors, building and operating their own businesses. This business-within-a-business approach means that our sales representatives are entrepreneurs who take responsibility for selling products, recruiting sales representatives, setting their own schedules and managing and paying the expenses associated with their sales activities, including office rent and administrative overhead.

•

Part-time opportunity:    By offering a flexible part-time opportunity, we are able to attract a significant number of recruits who desire to earn supplemental income and generally concentrate on smaller-sized transactions typical of middle income consumers. Virtually all of our sales representatives begin selling our products on a part-time basis, which enables them to hold jobs while exploring an opportunity with us.

•

Incentive to build distribution:    When a sale is made, the selling representative receives a commission, as does the representative who recruited him or her, which we refer to as override compensation. Override compensation is paid through several levels of the selling representative’s recruitment supervisory organization. This structure motivates existing sales representatives to grow our sales force and ensures their success by providing them with commission income from the sales completed by their recruits.

•

Sales force leadership:    A sales representative who has built a successful organization can achieve the sales designation of Regional Vice President (“RVP”) and can earn higher compensation and bonuses. RVPs are independent contractors who open and operate offices for their sales organizations and devote their full attention to their Primerica businesses. RVPs also support and monitor the part-time sales representatives on whose sales they earn override commissions in compliance with applicable regulatory requirements. RVPs’ efforts to expand their businesses are a primary driver of our success.

•

Innovative compensation system:    We have developed an innovative system for compensating our independent sales force. We advance to our representatives a significant portion of their insurance commissions upon their submission of an insurance application and the first month’s premium payment. In addition to being a source of motivation, this upfront payment provides our sales representatives with immediate cash flow to offset costs associated with originating the business. In addition, monthly production bonuses are paid to sales representatives whose downline sales organizations meet certain sales levels. With compensation primarily tied to sales activity, our compensation approach accommodates varying degrees of individual productivity, which allows us to use a large group of part-time representatives while providing a variable cost structure. In addition, we incentivize our RVPs with equity compensation, which aligns their interests with those of our stockholders.

•

Large dynamic sales force:    The members of our sales force primarily target and serve their friends, family members and personal acquaintances through individually driven networking activities. We believe that this warm markets approach is an effective way to distribute our products because it facilitates face-to-face interaction initiated by a trusted acquaintance of the prospective client, which is difficult to replicate using other distribution approaches. Due to the large size of our sales force, attrition and our active recruiting of new sales representatives, our sales force is constantly renewing itself, which allows us to continually access an expanding base of prospective clients without engaging costly media channels.

•

Motivational culture:    Through sales force recognition events and contests, we seek to create a culture that inspires and rewards our sales representatives for their personal successes and those of their sales organizations. We believe this motivational environment is a major reason that many sales representatives join and achieve success in our business.

These attributes have enabled us to build a large sales force in the United States and Canada with approximately 90,000 sales representatives licensed to sell life insurance as of March 31, 2012. Approximately 21,500 of our sales representatives were also licensed to sell mutual funds in the United States and Canada as of December 31, 2011.

Our segments

While we view the size and productivity of our sales force as the primary drivers of our product sales, the majority of our revenue is not directly correlated to our sales volume in any particular period. Rather, our revenue is principally driven by our in-force book of term life insurance policies, our sale, maintenance and administration of investment and savings products and accounts, and our investment income. The following is a summary description of our segments:

•

Term Life Insurance:    We earn premiums on our in-force book of term life insurance policies, which are underwritten by our three life insurance subsidiaries. The term in-force book is commonly used in the insurance industry to refer to the aggregate policies issued by an insurance company that have not lapsed or been settled. Revenues from the receipt of premium payments for any given in-force policy are recognized over the multi-year life of the policy. This segment also includes investment income on the portion of our invested asset portfolio used to meet our required statutory reserves and targeted capital.

•

Investment and Savings Products:    We earn commission and fee revenues from the distribution of mutual funds in the United States and Canada, annuities in the United States and segregated funds in Canada and from the associated administrative services we provide. We distribute these products on behalf of third parties, although we underwrite segregated funds in Canada. In the United States, the mutual funds that we distribute are managed by third parties such as American Funds, Franklin Templeton, Invesco, Legg Mason and Pioneer. In Canada, we sell Primerica-branded Concert™ mutual funds and the funds of several other third parties. The annuities that we distribute are underwritten by MetLife and Lincoln Financial. Revenues associated with these products are composed of commissions and fees earned at the time of sale, fees based on the asset values of client accounts and recordkeeping and custodial fees charged on a per-account basis.

•

Corporate and Other Distributed Products:    We also earn fees and commissions from the distribution of various third-party products, including loans in Canada, long-term care insurance, auto insurance, homeowners’ insurance, prepaid legal services, a credit information product and a debt resolution product, and from our mail-order student life insurance and short-term disability benefit insurance, which we underwrite through our New York insurance subsidiary. This segment also includes corporate income and expenses not allocated to other segments, interest expense on our note payable to Citi and realized gains and losses on our invested asset portfolio.

Our strengths

Proven excellence in building and supporting a large independent financial services sales force.    We believe success in serving middle income consumers requires generating and supporting a large distribution system, which we view as one of our core competencies. We have recruited more than 200,000 new sales representatives and assisted more than 33,000 recruits in obtaining life insurance licenses in each of the last seven calendar years. Approximately 40,000 people attended our biennial convention in June 2011 at the Georgia Dome in Atlanta, Georgia. Our RVPs conduct thousands of meetings per month to introduce our business opportunity to new recruits, and our classes help our sales representatives obtain requisite life insurance licenses and fulfill state-mandated licensing requirements. We have excelled at motivating and coordinating a large and geographically diverse, mostly part-time sales force by connecting with them through multiple channels of communication and providing innovative compensation programs and home office support.

Cost-effective access to middle income consumers.    We have a proven ability to reach middle income consumers in a cost-effective manner. Our back-office systems, technology and infrastructure are designed to process a high volume of transactions efficiently. Because our part-time sales representatives are supplementing their income, they are willing to pursue smaller-sized transactions typical of middle income clients. Our unique distribution model avoids the higher costs associated with advertising and media channels.

Exclusive distribution.    Our sales representatives sell financial products solely for us; therefore, we do not have to compete for shelf space with independent agents for the distribution of our products. We, in turn, do not distribute our principal products through alternative channels. This approach garners loyalty from our sales representatives and eliminates competition for home office resources. Having exclusive distribution helps us to price our products appropriately for our clients’ needs, establish competitive sales force compensation and maintain our profitability.

Scalable operating platform.    We have a compensation and administration system designed to encourage our sales representatives to build their sales organizations, which gives us the capacity to expand our sales force and increase the volume of transactions we process and administer with minimal additional investment.

Conservative financial profile and risk management.    We manage our risk profile through conservative product design and selection and other risk-mitigating initiatives. Our life insurance products are generally limited to term life and do not include the guaranteed minimum benefits tied to asset values that have recently caused industry disruption. We further reduce and manage our life insurance risk profile by reinsuring a significant majority of the mortality risk in our newly issued life insurance products. Furthermore, our invested asset portfolio is composed primarily of highly liquid, investment-grade securities and cash equivalents.

Experienced management team and sales force.    We are led by a management team that has extensive experience in our business and a thorough understanding of our unique culture and business model. Our senior executives largely have grown up in the business. Our Co-Chief Executive Officers, John Addison and Rick Williams, both joined our company more than 20 years ago and were appointed Co-Chief Executive Officers in 1999. The ten members of our senior management team have an average of 25 years of experience at Primerica. Equally important, our more successful sales representatives, who have become influential within our sales organization, also have significant longevity with us. Of our sales representatives, approximately 20,000 have been with us for at least ten years, and approximately 7,000 have been with us for at least 20 years.

Our strategy

Our strategies are designed to leverage our core strengths to serve the vast and underserved middle income segment. These strategies include:

Grow our sales force.    Our strategy to grow our sales force includes:

•

Increasing the number of recruits.    Our existing sales representatives replenish and grow our sales force through recruiting activities that generate a high volume of new recruits. Moreover, the introduction of new recruits to our business provides us with an opportunity for product sales, both to the recruits themselves and to their friends, family members and personal acquaintances. We intend to continue to focus on recruiting, and we routinely consider initiatives intended to expand the number of individuals interested in the business opportunity we provide.

•

Increasing the number of licensed sales representatives.    We have launched a series of initiatives designed to increase the number of recruits who obtain life insurance licenses. Working with industry groups and trade associations, we seek to address unnecessary regulatory barriers to licensing qualified recruits. In addition, we continue to design and improve educational courses, training tools and incentives that are made available to help recruits prepare for state and provincial licensing examinations. Recently, we have expanded the role of our licensing instructors and we have more clearly delineated the steps our recruits should take to improve their chances of obtaining a license. We also now provide a personalized study plan to each recruit who completes our pre-licensing education program. We also continue to seek ways to enhance our securities licensing program to incent more life-licensed representatives to obtain their securities licenses.

•

Growing the number of RVPs.    We had approximately 4,000 RVPs as of March 31, 2012. The number of RVPs is an important factor in our sales force growth; as RVPs build their individual sales organizations, they become the primary driver of our sales force recruiting and licensing success. We continue to provide new technology to our sales representatives to enable RVPs to reduce the time spent on administrative responsibilities associated with their sales organizations so they can devote more time to sales and recruiting activities. The new technology, coupled with our equity award program, is designed to encourage more of our sales representatives to make the commitment to become RVPs.

Increase our use of innovative technology.    We continue to invest in technology that makes it easier for individuals to join our sales force, complete licensing requirements and build their own businesses. We provide our sales representatives with innovative technology, utilizing wireless mobile devices with a combination of deployed applications and web-based systems. Early in 2012, we introduced our new Primerica App for use with certain mobile devices. Through May 2012 our new Primerica App was activated on more than 37,000 devices. In addition, our next generation web-based FNA (Financial Needs Analysis) is being delivered in phases throughout 2012. Our web-based turbo apps have been widely adopted, with approximately 85% of new recruits and life insurance applications submitted electronically since February 2012.

Enhance our product offerings.    We will continue to enhance and refine the basic financial products we offer with features, riders and terms that are most appropriate for the market we serve and our distribution system. We typically select products that we believe are highly valued by middle income families, making it easy for sales representatives to feel confident selling them to individuals with whom they have a personal relationship. Prior product developments have included a 35-year term life insurance policy, new mutual fund families, other protection products and a credit information product. The enhancement of our product offerings increases our sources of revenue.

The transactions

In March 2010, in connection with our initial public offering, we entered into coinsurance agreements with affiliates of Citi and Prime Reinsurance Company, Inc., then a wholly owned subsidiary of Primerica Life, under which we ceded between 80% and 90% of the risks and rewards of our term life insurance policies that were in force at year-end 2009 (the “Citi reinsurance transactions”).

In this prospectus supplement, we refer to the series of transactions that occurred in connection with our initial public offering, including a corporate reorganization, the Citi reinsurance transactions, certain concurrent transactions, and a private sale by Citi to private equity funds managed by Warburg Pincus of our common stock and warrants, as the “Transactions.” We believe that the Transactions and the resulting changes to our balance sheet favorably positioned our company with the growth profile of a newly-formed life insurance holding company combined with a proven track record and infrastructure developed over more than 30 years. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—The Transactions” included in the 2011 Annual Report, as modified and updated by the May 8, 2012 Form 8-K, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

Conflicts of interest

Prior to this offering we have had, and after this offering we will continue to have, commercial and contractual arrangements with affiliates of Citi. In addition, Citigroup Global Markets Inc., a joint book-running manager of this offering, is a wholly owned subsidiary of Citigroup Inc. We intend to use the net proceeds from the sale of the notes to repay our $300.0 million note payable to Citi (the “Citi note”) and, if the net offering proceeds are greater than such amount, for working capital and general corporate purposes. Because an affiliate of Citigroup Global Markets Inc. will receive more than 5% of the net proceeds from this offering, not including underwriting compensation, Citigroup Global Markets Inc. has a conflict of interest as defined in Financial Industry Regulatory Authority Rule 5121 (“Rule 5121”). As such, this offering is being conducted in compliance with the full provisions of Rule 5121. Citigroup Global Markets Inc. will not confirm sales to any account over which it exercises discretionary authority without the prior written approval from the accountholder. A “qualified independent underwriter” is not necessary in connection with this offering because the notes are expected to be rated investment grade pursuant to FINRA Rule 5121(a)(1)(C). See the sections entitled “Use of proceeds” and “Underwriting” beginning on pages S-20 and S-39, respectively, of this prospectus supplement.

Our principal executive offices are located at 3120 Breckinridge Blvd., Duluth, Georgia 30099, and our telephone number is (770) 381-1000. Our website address is www.primerica.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus supplement, and you should not consider the contents of our website in making an investment decision with respect to the notes.

The offering

For purposes of this section of the prospectus supplement summary, “we,” “us” and “our” refer to Primerica, Inc. and not to its subsidiaries.

Issuer	Primerica, Inc.

Securities Offered	$ aggregate principal amount of % notes due .

Interest	The notes will bear interest at the rate of % per year, payable semi-annually in arrears on and , commencing on , 2013. See the section entitled “Description of the notes—General” beginning on page S-24 of this prospectus supplement.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our other unsubordinated indebtedness from time to time outstanding. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding. Other than the Citi note, which we intend to repay with the net proceeds from this offering, we had no unsecured indebtedness that would rank equally in right of payment with the notes as of March 31, 2012.

The notes will not be obligations of, or guaranteed by, any of our subsidiaries. As a result, the notes will be structurally subordinated to all liabilities of our subsidiaries, which means that creditors of our subsidiaries will be paid from the assets of such subsidiaries before holders of the notes would have any claims to those assets. As of March 31, 2012, our subsidiaries had approximately $5.84 billion of liabilities (excluding intercompany liabilities and separate account liabilities for which there is an offsetting dedicated asset). See the section entitled “Description of the notes—Ranking” beginning on page S-25 of this prospectus supplement.

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $ million, after expenses and underwriting discounts and commissions. We intend to use the net proceeds from this offering to repay amounts outstanding under the Citi note and, if the net offering proceeds are greater than such amount, for working capital and general corporate purposes, which may include share repurchases. See the section entitled “Use of proceeds” beginning on page S-20 of this prospectus supplement.

Optional Redemption	We may redeem some or all of the notes at any time and from time to time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined in the section entitled “Description of the notes—Optional redemption” beginning on page S-26 of this prospectus supplement) plus      basis points,

plus, in each case, accrued and unpaid interest thereon to the date of redemption. See the section entitled “Description of the notes—Optional redemption” beginning on page S-26 of this prospectus supplement.

Certain Covenants	The notes will be issued under an indenture containing covenants that, among other things, restrict our ability to:

•	create or incur any indebtedness that is secured by a lien on the capital stock of certain of our subsidiaries; and

•	merge, consolidate or sell all or substantially all of our properties and assets.

These covenants are subject to a number of important exceptions and qualifications as described under the sections entitled “Description of the notes—Limitation on liens” and “Description of the notes—Consolidation, merger, sale of assets and other transactions,” beginning on page S-26, of this prospectus supplement.

Trustee	Wells Fargo Bank, National Association

Governing Law	State of New York

Summary financial and operating data

The summary statements of income data and summary segment data for the three months ended March 31, 2012 and 2011 and for the years ended December 31, 2011, 2010 and 2009 and the summary balance sheet data as of March 31, 2012 presented below have been derived from our unaudited condensed and audited financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2012 (the “First Quarter 2012 Quarterly Report”) and the 2011 Annual Report, as modified and updated by the May 8, 2012 Form 8-K, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus. In the opinion of management, the unaudited condensed financial statements so incorporated by reference have been prepared on substantially the same basis as the audited financial statements so incorporated and reflect all normal and recurring adjustments necessary for a fair statement of the information for the periods presented.

All financial data presented in this prospectus supplement have been prepared using U.S. generally accepted accounting principles. The summary statements of income data may not be indicative of the revenues and expenses that would have existed or resulted if we had operated independently of Citi during all periods presented. The summary financial data are not necessarily indicative of the financial position or results of operations as of any future date or for any future period.

The Transactions have resulted, and will continue to result, in financial performance that is materially different from that reflected in the financial data prior to March 31, 2010 that appear elsewhere in this prospectus supplement and are incorporated by reference into this prospectus supplement and the accompanying prospectus. Due to the timing of the Transactions and their impact on our financial position and results of operations, year-over-year comparisons of our financial position and results of operations will reflect significant non-comparable accounting transactions and account balances. In addition, on January 1, 2012, we adopted ASU 2010-26 retrospectively. In accordance with the requirements of the SEC, we were required to revise previously-issued financial statements using the deferral and recognition guidance under ASU 2010-26 for each of the years presented in our 2011 Annual Report.

You should read the following summary financial and operating data in conjunction with the section entitled “Selected financial data” beginning on page S-22 of this prospectus supplement, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed financial statements included in the First Quarter 2012 Quarterly Report and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements included in the 2011 Annual Report, as modified and updated by the May 8, 2012 Form 8-K. Each of the First Quarter 2012 Quarterly Report and the 2011 Annual Report, as modified and updated by the May 8, 2012 Form 8-K, is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Three months ended March 31,		Year ended December 31,
	2012(1)	2011(1)(2)	2011(2)	2010(2)	2009(2)

	(Dollars in thousands, except as noted)

Statements of income data

Revenues:
Direct premiums	$561,037	$552,069	$2,229,467	$2,181,074	$2,112,781
Ceded premiums	(418,163)	(422,238)	(1,703,075)	(1,450,367)	(610,754)

Net premiums	142,874	129,831	526,392	730,707	1,502,027
Commissions and fees	103,905	106,116	412,979	382,940	335,986
Net investment income	26,097	28,626	108,601	165,111	351,326
Realized investment gains (losses), including other-than-temporary impairment losses	2,131	327	6,440	34,145	(21,970)
Other, net	11,594	11,452	48,681	48,960	53,032

Total revenues	286,601	276,352	1,103,093	1,361,863	2,220,401

Benefits and expenses:
Benefits and claims	67,933	57,635	242,696	317,703	600,273
Amortization of deferred policy acquisition costs, net	26,531	23,229	104,034	147,841	352,257
Sales commissions	49,717	50,438	191,722	180,054	162,756
Insurance expenses	22,444	15,798	89,192	105,132	179,592
Insurance commissions	8,496	8,998	38,618	48,182	50,750
Interest expense	6,910	6,997	27,968	20,872	—
Other operating expenses	41,105	40,001	164,954	180,610	132,978

Total benefits and expenses	223,136	203,096	859,184	1,000,394	1,478,606

Income before income taxes	63,465	73,256	243,909	361,469	741,795
Income taxes	21,709	25,985	86,718	129,013	259,114

Net income	$41,756	$47,271	$157,191	$232,456	$482,681

Segment data
Revenues:
Term Life Insurance	$151,804	$136,962	$554,995	$808,568	$1,742,065
Investment and Savings Products	100,134	100,846	396,703	361,807	300,140
Corporate and Other Distributed Products	34,663	38,544	151,395	191,488	178,196

Segment income (loss) before income taxes:
Term Life Insurance	44,283	49,716	162,450	261,483	641,118
Investment and Savings Products	28,870	31,039	117,076	113,530	93,404
Corporate and Other Distributed Products	(9,688)	(7,499)	(35,617)	(13,544)	7,273

Operating data
Number of new recruits	58,551	52,813	244,756	231,390	221,920
Number of newly life-insurance licensed sales representatives	7,650	7,145	33,711	34,488	37,629
Average number of life-insurance licensed sales representatives during period	90,027	93,001	91,855	96,840	100,569
Number of life-insurance licensed sales representatives, end of period	89,651	92,212	91,176	94,850	99,785
Number of term life insurance policies issued	56,145	51,281	237,535	223,514	233,837
Client asset values, end of period (in millions)	$36,279	$36,188	$33,664	$34,869	$31,303

As of March 31,
2012(1)

(In thousands)
Balance sheet data
Investments	$2,011,695
Cash and cash equivalents	155,536
Due from reinsurers	3,895,162
Deferred policy acquisition costs, net	948,087
Total assets	10,073,916
Future policy benefits	4,676,374
Note payable	300,000
Total liabilities	8,686,601
Stockholders’ equity	1,387,315

(1)	Unaudited

(2)	Effective January 1, 2012, we adopted ASU 2010-26 and will no longer defer certain indirect acquisition costs or costs attributable to unsuccessful efforts in regard to acquiring life insurance policies. We adopted this accounting policy change retrospectively; accordingly, our historical results have been adjusted to reflect the adoption on a consistent basis across all periods presented.

Risk factors

In considering whether to invest in the notes, you should carefully consider all of the information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, before deciding whether to invest in the notes, you should carefully consider the risk factors described below and the discussion of risks contained in the 2011 Annual Report, as modified and updated by the May 8, 2012 Form 8-K. See the section entitled “Where you can find more information” beginning on page S-44 of this prospectus supplement and page 28 of the accompanying prospectus. If any of these risks actually materializes, our business, financial condition and results of operations could be materially adversely affected. As a result, you could lose part or all of your investment in the notes.

Risk factors relating to the notes

The notes are unsecured and structurally subordinated to all liabilities of our subsidiaries.

The notes are unsecured. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding.

The notes are structurally subordinated to all liabilities of our subsidiaries. None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Accordingly, our right to receive assets from any of our subsidiaries upon its bankruptcy, liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors.

There is no limit on our ability to issue additional notes.

Under the terms of the indenture under which the notes will be issued, we may from time to time without notice to, or the consent of, the holders of the notes issue additional notes identical to the notes in all respects (except for the issue date, issue price and, in some cases, the first interest payment date) so that the new notes may be consolidated and form a single series with the notes.

Restrictions on the ability of our subsidiaries to pay dividends or make distributions or other payments to us in sufficient amounts, including due to bankruptcy or insolvency, could impede our ability to meet our obligations in respect of the notes.

We are a holding company, and we have no significant operations. Our primary asset is the capital stock of our subsidiaries and, following this offering and the use of proceeds of this offering as described in “Use of proceeds”, our primary liability will be the notes. We will rely primarily on dividends and other payments from our subsidiaries to, among other things, make payments of interest, principal and premium, if any, on the notes. The ability of our subsidiaries to pay dividends to us depends on their earnings, covenants contained in future financing or other agreements and on regulatory restrictions. The ability of our insurance subsidiaries to pay dividends will further depend on their statutory surplus. If the cash we receive from our subsidiaries pursuant to dividend payments and tax sharing arrangements is insufficient for us to make payments of interest, principal and premium, if any, on the notes, or if a subsidiary is unable to pay dividends to us, we may be required to raise cash through the incurrence of additional debt, the issuance of equity or the sale of assets. There is no assurance, however, that we would be able to raise cash by these means, particularly given the recent volatility in the capital markets.

The payment of dividends and other distributions to us by our insurance subsidiaries is regulated by insurance laws and regulations. The jurisdictions in which our insurance subsidiaries are domiciled impose certain restrictions on their ability to pay dividends to us. In the United States, these restrictions are based, in part, on the prior year’s statutory income and surplus. In general, dividends up to specified levels are considered ordinary and may be paid without prior approval, and dividends in larger amounts are subject to approval by the insurance commissioner of the state of domicile. For example, in Massachusetts, Primerica Life, our principal life insurance company, is restricted as to the amount of dividends that it may pay to us within a 12-consecutive month period without regulatory approval. Primerica Life’s dividend capacity is based on the greater of (i) the previous year’s net gain from operations or (ii) 10% of its previous year-end surplus, subject to a maximum limit equal to unassigned surplus. Dividends that, together with the amount of other distributions or dividends made within the preceding 12 months, exceed this limitation are referred to as extraordinary dividends. Extraordinary dividends require advance notice to the Massachusetts Commissioner of Insurance (the “Commissioner”) and are subject to potential disapproval. For dividends exceeding these thresholds, Primerica Life must provide notice to the Commissioner and receive notice that the Commissioner does not object to the payment of such dividends. As of December 31, 2011, Primerica Life had negative unassigned funds; therefore, Primerica Life is required to obtain the approval of the Commissioner to pay to us any dividends in 2012. In Canada, dividends can be paid, subject to the paying insurance company continuing to meet the regulatory requirements for capital adequacy and liquidity and upon 15 days’ minimum notice to the Office of the Superintendent of Financial Institutions Canada. No assurance is given that more stringent restrictions will not be adopted from time to time by jurisdictions in which our insurance subsidiaries are domiciled, and such restrictions could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable to us by our subsidiaries without prior approval by regulatory authorities. In addition, in the future we may become subject to debt instruments or other agreements that limit our ability to pay dividends. The ability of our insurance subsidiaries to pay dividends to us is also limited by our desire to maintain the financial strength ratings assigned to us by the ratings agencies.

If any of our subsidiaries were to become insolvent, liquidate or otherwise reorganize, we, as sole stockholder, will have no right to proceed against the assets of that subsidiary. Furthermore, with respect to our insurance subsidiaries, we, as sole stockholder, will have no right to cause the liquidation, bankruptcy or winding-up of the subsidiary under the applicable liquidation, bankruptcy or winding-up laws, although, in Canada, we could apply for permission to cause liquidation. The applicable insurance laws of the jurisdictions in which each of our insurance subsidiaries is domiciled would govern any proceedings relating to that subsidiary, and insurance regulators in each such jurisdiction would act as a liquidator or rehabilitator for the subsidiary. Both creditors of the subsidiary and policyholders (if an insurance subsidiary) would be entitled to payment in full from the subsidiary’s assets before we, as the sole stockholder, would be entitled to receive any distribution from the subsidiary.

If the ability of our insurance or non-insurance subsidiaries to pay dividends or make other distributions or payments to us is materially restricted by regulatory requirements, bankruptcy or insolvency, or the desire to maintain their financial strength ratings, or is limited due to operating results or other factors, it could materially adversely affect our ability to make payments of interest, principal and premium, if any, on the notes.

The notes have no prior public market, and there is no assurance that any public market will develop or be sustained after the offering.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. There is no assurance that an active trading market for the notes will develop, be maintained or be liquid. If an active trading market for the notes does not develop, is not maintained or is not liquid, the market price of the notes may be adversely affected.

No assurance is made as to the market price for the notes.

If you are able to resell your notes, the price you receive will depend on many other factors that may vary over time, including:

•	the number of potential buyers of the notes;
•	the level of liquidity of the notes;
•	our financial performance;
•	the amount of total indebtedness we have outstanding;
•	the level, direction and volatility of market interest rates and credit spreads generally;
•	the market for similar securities;
•	the repayment and redemption features of the notes; and
•	the time remaining until your notes mature.

As a result of these and other factors, you may be able to sell your notes only at a price below that which you believe to be appropriate, including a price below the price you paid for them.

Ratings of our unsecured debt, including the notes, could be lowered or withdrawn in the future.

We expect that the notes will be rated by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold or sell debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Any rating organization that rates the notes may lower our rating or decide not to rate the notes in its sole discretion. The ratings of the notes will be based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due and the payment of principal on the maturity date. Any downgrade or withdrawal of a rating by a rating agency that rates the notes could have an adverse effect on the price or liquidity of the notes. Any disclosure of our credit ratings in our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act are not part of this prospectus supplement or the accompanying prospectus.

Cautionary statement concerning forward-looking statements

Investors are cautioned that certain statements contained in this prospectus supplement and the accompanying prospectus are “forward-looking” statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions taken by us or our subsidiaries are also forward-looking statements. These forward-looking statements contained in this prospectus supplement are based upon information available to us on the date of this prospectus supplement. These forward-looking statements involve external risks and uncertainties, including, but not limited to, those described in the section entitled “Risk factors” beginning on page S-15 of this prospectus supplement and elsewhere in this prospectus supplement, the accompanying prospectus, our reports filed from time to time with the SEC, which are incorporated by reference into this prospectus supplement, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other prospectus supplement.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond the control of our management team. All forward-looking statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties include, among others:

•	our failure to continue to attract and license new recruits, retain sales representatives, or license or maintain the licensing of our sales representatives;

•	changes to the independent contractor status of our sales representatives;

•	our or our sales representatives’ violation of, or non-compliance with, laws and regulations;

•	our or our sales representatives’ failure to protect the confidentiality of client information;

•	differences between our actual experience and our expectations regarding mortality, persistency, expenses and investment yields as reflected in the pricing for our insurance policies;

•	the occurrence of a catastrophic event that causes a large number of premature deaths of our insureds;

•	changes in federal and state legislation and regulation, including legislation or regulation that affects our insurance and investment product businesses;

•	our failure to meet risk-based capital standards or other minimum capital or surplus requirements;

•	a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or in our credit ratings;

•	the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio;

•	incorrectly valuing our investments;

•	inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations;

•	changes in accounting standards;

•	the failure of our investment products to remain competitive with other investment options;

•	heightened standards of conduct or more stringent licensing requirements for our sales representatives;

•	inadequate policies and procedures regarding suitability review of client transactions;

•	the failure of, or legal challenges to, the support tools we provide to our sales force;

•	the inability of our subsidiaries to pay dividends or make distributions;

•	the effects of economic down cycles in the U.S. and Canadian economies;

•	our ability to generate and maintain a sufficient amount of capital;

•	legal and regulatory investigations and actions concerning us or our sales representatives;

•	the competitive environment;

•	the loss of key personnel;

•	the failure of our information technology systems, breach of our information security or failure of our business continuity plan;

•	fluctuations in Canadian currency exchange rates;

•	conflicts of interests due to the significant interest in us held by Warburg Pincus;

•	the structural subordination of the notes to all liabilities of our subsidiaries;

•	our ability to issue additional notes; and

•	restrictions on the ability of our subsidiaries to pay dividends or make distributions or other payments to us in sufficient amounts to enable us to meet our obligations in respect of the notes.

Developments in any of these areas could cause actual results to differ materially from those anticipated or projected.

We caution you that the foregoing list of risks and uncertainties may not contain all of the risks and uncertainties that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus supplement and the accompanying prospectus may not in fact occur. Accordingly, you should not place undue reliance on these statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Use of proceeds

The net proceeds to us from the sale of the notes are estimated to be approximately $             million, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us. We expect to use the net offering proceeds to repay the outstanding indebtedness under the Citi note. As of March 31, 2012, the outstanding principal amount of the Citi note was $300.0 million, and it bears interest at an annual rate of 5.5%. The Citi note is due March 31, 2015. The Citi note was issued to Citi in connection with the Transactions. If there are any remaining net proceeds from this offering after the full repayment of the Citi note, we intend to use such remaining amounts for working capital and general corporate purposes, which may include share repurchases. Pending any specific application, the net proceeds from the sale of the notes may be temporarily invested in short-term marketable securities.

Ratio of earnings to fixed charges

The table below sets forth our consolidated ratio of earnings to fixed charges. We have not presented a ratio of earnings to fixed charges and preferred stock dividends because we did not have preferred stock outstanding as of the date of this prospectus supplement. For purposes of calculating the ratio of earnings to fixed charges, (i) earnings is defined as income before income taxes plus fixed charges and (ii) fixed charges is defined as interest expense (including interest incurred on investment-type contracts). The following table should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed financial statements included in the First Quarter 2012 Quarterly Report and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements included in the 2011 Annual Report, as modified and updated by the May 8, 2012 Form 8-K. Each of the First Quarter 2012 Quarterly Report and the 2011 Annual Report, as modified and updated by the May 8, 2012 Form 8-K, is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Three months ended March 31,	Year ended December 31,
	2012	2011(1)	2010(1)(2)	2009(1)(2)	2008(1)(2)	2007(1)(2)

Ratio of Earnings to Fixed Charges	8.1x	7.7x	12.6x	58.1x	23.4x	61.6x

(1)	Effective January 1, 2012, we adopted ASU 2010-26 and will no longer defer certain indirect acquisition costs or costs attributable to unsuccessful efforts in regard to acquiring life insurance policies. We adopted this accounting policy change retrospectively; accordingly, our historical results have been adjusted to reflect the adoption on a consistent basis across all periods presented.
(2)	Ratios of earnings to fixed charges were adjusted subsequent to the effective date of the registration statement of which the accompanying prospectus forms a part.

Capitalization

The information presented below should be read in conjunction with the section entitled “Selected financial data” beginning on page S-22 of this prospectus supplement, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed financial statements included in the First Quarter 2012 Quarterly Report and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements included in the 2011 Annual Report, as modified and updated by the May 8, 2012 Form 8-K. Each of the First Quarter 2012 Quarterly Report and the 2011 Annual Report, as modified and updated by the May 8, 2012 Form 8-K, is incorporated by reference into this prospectus supplement and the accompanying prospectus. Set forth below are our cash and cash equivalents and our capitalization as of March 31, 2012 on an actual basis and as adjusted to reflect the issuance of the notes offered by this prospectus supplement and the accompanying prospectus assuming net offering proceeds of approximately $     million, after deducting underwriting discounts and commissions and other expenses payable by us.

	As of March 31, 2012
	Actual	As adjusted

(In thousands)
Cash and cash equivalents	$155,536	$

Long–term debt:
Citi note	$300,000		$—
Notes offered hereby	—

Stockholders’ equity: (1)
Common stock, par value $0.01 per share. Authorized—500,000 shares; issued and outstanding—65,304 shares	653		653
Paid-in capital	842,613		842,613
Retained earnings	383,847		383,847
Accumulated other comprehensive income	160,202		160,202

Total stockholders’ equity	1,387,315		1,387,315

Total capitalization	$1,687,315	$

(1)	In April 2012, we completed the repurchase of approximately 5.7 million shares of our common stock beneficially owned by Warburg Pincus for a total purchase price of approximately $150.0 million thereby reducing the number of shares outstanding and total stockholders’ equity by such amounts. Proceeds from the payment of the extraordinary dividend from Primerica Life in April 2012 were used to fund the repurchase.

Selected financial data

The selected financial data should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed financial statements included in the First Quarter 2012 Quarterly Report and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements included in the 2012 Annual Report, as modified and updated by the May 8, 2012 Form 8-K. Each of the First Quarter 2012 Quarterly Report and the 2011 Annual Report, as modified and updated by the May 8, 2012 Form 8-K, is incorporated by reference into this prospectus supplement and the accompanying prospectus.

The selected statements of income data may not be indicative of the revenues and expenses that would have existed or resulted if we had operated independently of Citi during all periods presented. Similarly, the selected balance sheet data as of and prior to December 31, 2009 may not be indicative of the assets and liabilities that would have existed or resulted if we had operated independently of Citi. The selected financial data are not necessarily indicative of the financial position or results of operations as of any future date or for any future period.

The Transactions have resulted, and will continue to result, in financial performance that is materially different from that reflected in the financial data prior to March 31, 2010 that appear elsewhere in this prospectus supplement and are incorporated by reference into this prospectus supplement and the accompanying prospectus. Due to the timing of the Transactions and their impact on our financial position and results of operations, year-over-year comparisons of our financial position and results of operations will reflect significant non-comparable accounting transactions and account balances. In addition, on January 1, 2012, we adopted ASU 2010-26 retrospectively. In accordance with the requirements of the SEC, we were required to revise previously issued financial statements using the deferral and recognition guidance under ASU 2010-26 for each of the years presented in our 2011 Annual Report. For a description of the Transactions and the timing of their implementation, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—The Transactions” included in the 2011 Annual Report, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Three months ended March 31,		Year ended December 31,
	2012(1)	2011(1)(2)	2011(2)	2010(2)	2009(2)	2008(2)(4)	2007(2)

	(In thousands, except per-share amounts)

Statements of income data

Revenues:
Direct premiums	$561,037	$552,069	$2,229,467	$2,181,074	$2,112,781	$2,092,792	$2,003,595
Ceded premiums	(418,163)	(422,238)	(1,703,075)	(1,450,367)	(610,754)	(629,074)	(535,833)

Net premiums	142,874	129,831	526,392	730,707	1,502,027	1,463,718	1,467,762
Commissions and fees	103,905	106,116	412,979	382,940	335,986	466,484	545,584
Net investment income	26,097	28,626	108,601	165,111	351,326	314,035	328,609
Realized investment gains (losses), including other-than-temporary impairment losses	2,131	327	6,440	34,145	(21,970)	(103,480)	6,527
Other, net	11,594	11,452	48,681	48,960	53,032	56,187	41,856

Total revenues	286,601	276,352	1,103,093	1,361,863	2,220,401	2,196,944	2,390,338

	Three months ended March 31,			Year ended December 31,
	2012(1)		2011(1)(2)	2011(2)	2010(2)		2009(2)	2008(2)(4)	2007(2)

	(In thousands, except per-share amounts)

Benefits and expenses:
Benefits and claims	67,933		57,635	242,696	317,703		600,273	938,370	557,422
Amortization of deferred policy acquisition costs, net	26,531		23,229	104,034	147,841		352,257	127,922	295,437
Sales commissions	49,717		50,438	191,722	180,054		162,756	248,020	296,521
Insurance expenses	22,444		15,798	89,192	105,132		179,592	173,341	163,888
Insurance commissions	8,496		8,998	38,618	48,182		50,750	33,081	35,643
Interest expense	6,910		6,997	27,968	20,872		—	—	—
Goodwill impairment	—		—	—	—		—	194,992	—
Other operating expenses	41,105		40,001	164,954	180,610		132,978	152,773	136,634

Total benefits and expenses	223,136		203,096	859,184	1,000,394		1,478,606	1,868,499	1,485,545

Income before income taxes	63,465		73,256	243,909	361,469		741,795	328,445	904,793
Income taxes	21,709		25,985	86,718	129,013		259,114	177,051	317,436

Net income	$41,756		$47,271	$157,191	$232,456		$482,681	$151,394	$587,357

Earnings per share—basic	$0.62		$0.62	$2.11	$3.09	(3)	n/a	n/a	n/a

Earnings per share—diluted	$0.61		$0.62	$2.08	$3.06	(3)	n/a	n/a	n/a

Dividends per common share	$0.03	(5)	$0.01	$0.10	$0.02		n/a	n/a	n/a

	As of March 31,	As of December 31,
	2012(1)	2011(2)	2010(2)	2009(2)	2008(2)(4)	2007(2)

	(In thousands)

Balance sheet data
Investments	$2,011,695	$2,021,504	$2,153,584	$6,471,448	$5,355,458	$5,494,495
Cash and cash equivalents	155,536	136,078	126,038	602,522	302,354	625,350
Due from reinsurers	3,895,162	3,855,318	3,731,002	851,635	825,791	822,750
Deferred policy acquisition costs, net	948,087	904,485	738,946	2,520,251	2,478,565	2,282,434
Total assets	10,073,916	9,851,820	9,769,409	13,429,883	11,253,055	12,778,607
Future policy benefits	4,676,374	4,614,860	4,409,183	4,197,454	4,023,009	3,650,192
Note payable	300,000	300,000	300,000	—	—	—
Total liabilities	8,686,601	8,525,170	8,412,881	8,662,612	7,303,772	8,147,447
Stockholders’ equity	1,387,315	1,326,650	1,356,528	4,767,271	3,949,283	4,631,160

(1)	Unaudited

(2)	Effective January 1, 2012, we adopted ASU 2010-26 and will no longer defer certain indirect acquisition costs or costs attributable to unsuccessful efforts in regard to acquiring life insurance policies. We adopted this accounting policy change retrospectively; accordingly, our historical results have been adjusted to reflect the adoption on a consistent basis across all periods presented.

(3)	Calculated on a pro forma basis using weighted-average shares, including shares issued or issuable upon lapse of restrictions following our April 2010 corporate reorganization, as though they had been issued and outstanding on January 1, 2010.

(4)	Includes a $207.5 million pre-tax charge due to a change in our deferred policy acquisition costs and reserve estimation approach implemented as of December 31, 2008.

(5)	On May 16, 2012, our board of directors approved payment of a quarterly dividend of $0.05 per common share that was paid on June 8, 2012 to stockholders of record as of May 29, 2012.

Description of the notes

The notes will be issued under an indenture (the “base indenture”), to be entered into upon the closing of this offering, between us and Wells Fargo Bank, National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture (the “supplemental indenture,” and together with the base indenture, the “indenture”) to be entered into by us and the trustee. The following is a summary of the material provisions of the indenture. It does not include all of the provisions of the indenture. We urge you to read the indenture because it defines your rights. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The form of base indenture has been filed as Exhibit 4.6 to the registration statement (No. 333-173271) of which this prospectus supplement and the accompanying prospectus form a part, and the supplemental indenture will be filed as an exhibit to a Current Report on Form 8-K to be filed by the Company with the SEC within four business days of the closing of this offering, which will be automatically incorporated by reference into such registration statement. You can find definitions of certain capitalized terms relating to the notes as used in the indenture in this section.

The following description of the terms of the notes offered by this prospectus supplement supplements the description of the general terms and provisions of the notes set forth in the accompanying prospectus. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the notes. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth in the accompanying prospectus, which describes certain general terms and provisions of the debt securities that may be issued under the indenture from time to time. In the event of any inconsistency between the terms of the notes contained in this prospectus supplement and in the section entitled “Description of debt securities” beginning on page 13 of the accompanying prospectus, the terms contained in this prospectus supplement will control with respect to the notes.

As used in this section, the terms “the Company,” “us,” “we” and “our” mean Primerica, Inc. or any successor obligor and do not include any of its subsidiaries.

General

We will initially issue $         aggregate principal amount of the notes. The notes will mature on                     ,         .

The notes will be issued as a series of senior debt securities under the base indenture referred to above. The base indenture does not limit the amount of other debt that we may incur. We may, without the consent of the holders of the notes, issue additional notes which will be part of the same series as the notes offered hereby and which will have the same interest rate and other terms (except for the issue date, issue price and, in some cases, the first interest payment date), as described in this prospectus supplement and the accompanying prospectus.

The notes will bear interest from                     , 2012 at the per year rate of     %, payable semi-annually in arrears on             and             of each year, beginning on                     , 2013, to holders of record at the close of business on the              or             , as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be calculated on the basis of a 360-day year of twelve 30-day months.

The notes will not have the benefit of a sinking fund—that is, we will not deposit money on a regular basis into any separate custodial account to repay the notes.

The notes will be issued in registered form, without coupons, and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will be payable as to interest, principal and premium, if any, at the office or agency of ours maintained for such purpose within New York City or, at our option, by wire transfer of immediately available funds. See the section entitled “Book-entry settlement and clearance” beginning on page S-31 of this prospectus supplement. Until otherwise designated by us, our office or agency in New York City will be the office of the trustee maintained for such purpose. The trustee shall initially be the registrar and paying agent for the notes.

The indenture does not contain any covenant or provision that affords holders of the notes protection in the event that we enter into a highly leveraged transaction in connection with which we borrow a substantial amount of money. Holders of the notes offered hereby would not have any right to require us to repurchase the notes in the event that the credit rating of the notes declined as a result of our involvement in a takeover, recapitalization, similar restructuring or otherwise.

Ranking

The notes will be our senior unsecured obligations and will:

•	rank equally in right of payment with all of our existing and future unsubordinated indebtedness;

•	rank senior in right of payment to all of our existing and future subordinated indebtedness; and

•	be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries.

Our subsidiaries will not be obligated under, or provide any guarantees with respect to, the notes. The indenture does not limit the ability of our subsidiaries to incur debt in the future. Our right to participate in the assets of any subsidiary (and thus the ability of holders of the notes to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including policyholders and trade creditors, of that subsidiary. Accordingly, the notes will be structurally subordinated to creditors, including policyholders and trade creditors, of our subsidiaries with respect to the assets of the subsidiaries. In addition, our insurance subsidiaries are subject to laws that restrict dividend payments or authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to us. Restrictions or regulatory action of that kind could impede access to funds that we need to make payments on our obligations, including the notes.

The notes will not be secured by any collateral. The notes and the indenture do not restrict us or our subsidiaries from incurring additional secured and unsecured debt. In the event we were to issue secured indebtedness, holders of any secured indebtedness would have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding.

Other than the Citi note, which we intend to repay with the net proceeds from this offering, we had no unsecured indebtedness that would rank equally in right of payment with the notes as of

March 31, 2012. Our subsidiaries had approximately $5.84 billion of liabilities (excluding intercompany liabilities and separate account liabilities for which there is an offsetting dedicated asset) as of March 31, 2012.

Limitation on liens

The indenture provides that, so long as any notes are outstanding, neither we nor any of our subsidiaries will create, assume, incur or guarantee any indebtedness for money borrowed which is secured by any pledge of, lien on or security interest in any capital stock of our Designated Subsidiaries (as defined below), other than specified types of permitted liens.

However, this restriction will not apply if all of the notes then outstanding and, at our option, any other senior indebtedness ranking equally with the notes, are secured at least equally and ratably with the otherwise prohibited secured debt so long as it is outstanding.

This limitation does not apply to debt secured by a pledge of, lien on or security interest in any shares of stock of any subsidiary at the time it becomes a Designated Subsidiary that was not incurred in anticipation of such subsidiary becoming a Designated Subsidiary, including any renewals or extensions of such secured debt.

“Designated Subsidiary” means any subsidiary of ours, the consolidated total assets of which represent at least 15% of our total consolidated assets computed in accordance with generally accepted accounting principles.

Consolidation, merger, sale of assets and other transactions

The indenture provides that we may not (i) merge with or into or consolidate with another person or (ii) sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any other person other than a direct or indirect wholly owned subsidiary of ours, unless:

(1) we shall be the surviving corporation or the person formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, shall be an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and shall expressly assume by supplemental indenture all of our obligations under the notes and the indenture;

(2) immediately after giving effect to such transaction, no default or Event of Default shall have occurred and be continuing; and

(3) we deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that the supplemental indenture, if any, complies with the indenture.

Optional redemption

The notes will be redeemable in whole or in part at any time and from time to time, at our option, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus      basis points, plus, in each case, accrued interest thereon to the date of redemption. We refer to the foregoing redemption price as the “make-whole” price.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC and their successors and one other nationally recognized investment banking firm that is a primary U.S. government securities dealer in New York City (each, a “Primary Treasury Dealer”) appointed by the trustee after consultation with us. If any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, the trustee, after consultation with us, will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

Notice of any redemption will be mailed not less than 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

If fewer than all of the notes are to be redeemed, the trustee will select, not more than 10 days prior to the redemption date, the particular notes or the portions thereof for redemption from the outstanding notes not previously called by such method as the trustee deems fair and appropriate.

Reports to the trustee

So long as the notes are outstanding, we will file with the trustee all reports and other information and documents, if any, that we are required to file pursuant to the Trust Indenture Act of 1939.

Events of default, notice and waiver

For purposes of the notes, each of the following will be an event of default (each, an “Event of Default”):

•	our failure to pay any interest on the notes when due and payable, continued unremedied for 30 days;

•	our failure to pay principal (and premium, if any) on the notes when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise;

•	our failure to observe or perform any other of our covenants or agreements with respect to the notes for 90 days after written notice is given to us of such failure;

•

certain defaults with respect to our debt (other than the notes or non-recourse debt) in any aggregate principal amount in excess of $25,000,000 consisting of the failure to make any payment at maturity or that results in acceleration of the maturity of such debt, if such acceleration is not rescinded or annulled within 30 days after written notice provided in accordance with the indenture; and

•	certain events of bankruptcy, insolvency or reorganization involving us.

If an Event of Default with respect to the notes shall occur and be continuing, the trustee or the holders of at least 25% in principal amount of the notes outstanding may declare, by written notice as provided in the indenture, the principal amount of the notes outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration is declared, but before a judgment or decree based on acceleration is obtained, under certain circumstances such declaration of acceleration may be rescinded and annulled if all amounts owing to the trustee and the noteholders have been paid and all defaults and Events of Default, other than the nonpayment of accelerated principal, have been cured or waived.

Any past default under the indenture and any Event of Default arising therefrom may be waived by the holders of a majority in principal amount of the notes, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on the notes or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of each holder of the notes.

The trustee is required, within 90 days after the occurrence of a default (which is known to the trustee and is continuing) with respect to the notes (without regard to any grace period or notice requirements), to give to the holders of the notes notice of such default; provided, however, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest on the notes, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the notes.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the notes before proceeding to exercise any right or power under the indenture at the request of the holders of the notes. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder of the notes may institute any action against us under the indenture (except actions for payment of overdue principal of (and premium, if any) or interest on the notes) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the notes, as required under the indenture, (ii) the holders of at least 25% in aggregate principal amount of the notes then outstanding shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request and (iii) the trustee shall not have instituted such action within 60 days of such request.

We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under the indenture.

Defeasance and covenant defeasance

We may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of any series (except as otherwise provided in the indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants that are described in the indenture (“covenant defeasance”), upon the deposit with the trustee, in trust for such purpose, of money and/or U.S. government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of, premium, if any, and interest on the notes to maturity or redemption, as the case may be, and any mandatory sinking fund payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon either a ruling of the Internal Revenue Service or a change in the applicable federal income tax law. We may exercise our defeasance option with respect to debt securities notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the notes may not thereafter be accelerated because of an Event of Default.

If we exercise our covenant defeasance option, payment of the notes may not thereafter be accelerated by reference to any covenant from which we are released as described under clause (ii) of the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the notes, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Modification and waiver

Under the indenture, we and the trustee may supplement the indenture for certain purposes which would not materially adversely affect the interests or rights of the holders of the notes without the consent of those holders. We and the trustee may also modify the indenture or any supplemental indenture in a manner that affects the interests or rights of the holders of the notes with the consent of the holders of a least a majority in aggregate principal amount of the outstanding notes. However, the indenture requires the consent of each holder of the notes that would be affected by any modification which would:

•

extend the fixed maturity of the notes, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal of the notes payable upon acceleration of the maturity thereof;

•	change the currency in which the notes or any premium or interest is payable;

•	impair the right to institute suit for any payment on or with respect to the notes;

•

reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	reduce the requirements contained in the indenture for quorum or voting; or

•	modify any of the above provisions.

The indenture permits the holders of at least a majority in aggregate principal amount of the outstanding notes to waive our compliance with certain covenants contained in the indenture.

Benefits of indenture

Nothing in the indenture will confer upon or give to any person other than us, the trustee, our and its successors, and the person or persons in whose name the notes are registered in the security register for the notes, any benefit, right, remedy or claim under the indenture.

Governing law

The indenture and the notes will be governed by and construed in accordance with the internal laws of the State of New York.

Relationship with the trustee

Wells Fargo Bank, National Association is the trustee under the indenture. We and our subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies, including the trustee under the indenture.

Book-entry settlement and clearance

Book-entry system

The Depository Trust Company (“DTC”), which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the notes. The notes will be issued as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with the depositary or its custodian.

Investors will hold interests in the global notes through DTC, in the United States, or Clearstream or Euroclear, in Europe, if they are participants of such systems, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC and facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants” and, together with Direct Participants, “DTC Participants”). The DTC rules applicable to DTC Participants are on file with the SEC.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”), and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriter. Indirect access to

Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”), and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S. A. /N. V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriter. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

We will issue notes in definitive certificated form in exchange for beneficial interests in the global security certificates if the depositary notifies us that it is unwilling or unable to continue as depositary, the depositary ceases to maintain certain qualifications under the Exchange Act and a successor depositary is not appointed by us within 90 days, or we determine, in our sole discretion, that the global security certificates shall be exchangeable. If we determine at any time that the notes shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for security certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these certificates for all purposes under the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have the notes represented by these global security certificates registered in their names.

All payments on the notes represented by global security certificates and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of such securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global clearance and settlement procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other hand, will be effected through DTC in accordance with DTC rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

Material United States federal income tax considerations

The following summary describes the material United States federal income tax considerations relating to the acquisition, ownership and disposition of notes by an initial beneficial owner of the notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, as amended (the “Treasury Regulations”), administrative rulings and pronouncements and judicial decisions, in each case as of the date of this prospectus supplement. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions or that a court will not sustain any challenge by the IRS in the event of litigation.

This summary applies only to holders who acquire the notes upon original issuance at the price set forth on the cover of this prospectus supplement and hold the notes as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax consequences arising under the laws of any state, local or non-U.S. jurisdiction. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances (such as the alternative minimum tax provisions of the Code), or to certain types of holders subject to special tax rules, including, without limitation, partnerships, banks, financial institutions or other “financial services” entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting, persons that hold notes as part of a “straddle,” a “hedge,” a “conversion transaction” or other arrangement involving more than one position, U.S. Holders that have a functional currency other than the U.S. dollar, certain former citizens or permanent residents of the United States, and persons that acquired the notes in connection with employment or other performance of services.

You should consult your own tax advisors as to the particular tax consequences to you of the acquisition, ownership and disposition of the notes, including the effect and applicability of state, local or non-U.S. tax laws.

As used in this “Material United States federal income tax considerations” section, a “U.S. Holder” is a beneficial owner of a note that is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used in this “Material United States federal income tax considerations” section, a “Non-U.S. Holder” is a beneficial owner of the notes that is neither a U.S. Holder nor a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

Consequences to U.S. Holders

Payments of interest

Stated interest on a note will be includible in the gross income of a U.S. Holder as ordinary interest income at the time it is paid or at the time it accrues in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, exchange or other disposition of notes

Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, retirement or other taxable disposition (excluding amounts received with respect to accrued interest to the extent not previously included in income, which generally will be taxable as ordinary income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount paid for such note reduced by the amount of any principal payments previously received by the U.S. Holder. Any gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of the sale, exchange, retirement or other taxable disposition. Long-term capital gain of a non-corporate U.S. Holder is currently eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

Generally, we must report to the IRS the amount of the payments of interest on or the proceeds from the sale or other disposition of the notes, the name and address of the recipient and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld, but they do not apply with respect to U.S. Holders that are exempt from the information reporting rules, such as corporations. A similar report is sent to the recipient.

In general, backup withholding (currently at the rate of 28%) will apply to payments received by a U.S. Holder with respect to the notes unless the U.S. Holder: (i) is a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides its correct taxpayer identification number, certifies that it is not currently subject to backup withholding tax and otherwise complies with applicable requirements of the backup withholding tax rules. A U.S. Holder that does not provide us with its correct taxpayer identification number may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

Payments of interest

Subject to the discussion of backup withholding below, interest payable on the notes by us or any paying agent to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (ii) such Non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and (iii) certain certification requirements (summarized below) are met (the “Portfolio Interest Exemption”). If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on such note is effectively connected with the conduct of such trade or business (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), then the Non-U.S. Holder, although exempt from U.S. withholding tax, generally will be subject to U.S. federal income tax on such interest in the same manner as a U.S. Holder described above. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on a note will be included in the earnings and profits of such Non-U.S. Holder if such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder).

Interest on a note paid to a Non-U.S. Holder generally will qualify for the Portfolio Interest Exemption or, as the case may be, the exception from withholding for income effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable tax treaty, attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder) if, at the time such payment is made, the withholding agent holds a valid Form W-8BEN or Form W-8ECI and, if necessary, a Form W-8IMY, respectively (or an acceptable substitute form), from the Non-U.S. Holder and can reliably associate such payment with such Form W-8BEN or W-8ECI and does not have actual knowledge or reason to know that the beneficial owner is a U.S. person. In addition, under certain circumstances, a withholding agent is allowed to rely on Form W-8BEN (or an acceptable substitute form) furnished by a financial institution or other intermediary on behalf of one or more Non-U.S. Holders (or other intermediaries) without having to obtain copies of the Non-U.S. Holder’s Form W-8BEN (or substitute thereof), provided that the financial institution or intermediary has entered into a withholding agreement with the IRS and thus is a “qualified intermediary,” and may not be required to withhold on payments made to certain other intermediaries if certain conditions are met.

Sale, exchange or other disposition of notes

A Non-U.S. Holder of notes generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other disposition of such notes unless: (i) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder) or (ii) the Non-U.S. Holder is an individual who holds the notes as a capital asset, is present in the United States for 183 days or more in the taxable year of the disposition and either (a) such individual has a U.S. “tax home” (as defined for U.S. federal income tax purposes) or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual. A Non-U.S. Holder that is described under clause (i) will be subject to the U.S. federal income tax on the net gain except as otherwise required by an applicable tax treaty and, if such Non-U.S. Holder is a foreign corporation, it may also be subject to the branch profits tax at a 30% rate (or a lower rate if so specified by an applicable tax treaty). An individual Non-U.S. Holder that is described under clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, exchange or other disposition, which may be offset by U.S. source capital losses (notwithstanding the fact that the Non-U.S. Holder is not considered a U.S. resident).

Information reporting and backup withholding

We will, when required, report to the IRS and to each Non-U.S. Holder the amount of any interest paid to, and the tax withheld, if any, with respect to, such Non-U.S. Holder, regardless of whether any tax was actually withheld on such payments. Copies of these information returns may also be made available to the tax authorities of the country in which the Non-U.S. Holder resides under the provisions of a specific treaty or agreement. Backup withholding and information reporting will not apply to payments of interest on or principal of the notes by us or our agent to a Non-U.S. Holder if the Non-U.S. Holder certifies as to its Non-U.S. Holder status under penalties of perjury. Sales or exchanges of the notes by a Non-U.S. Holder may be subject to information reporting, and may be subject to backup withholding at the applicable rate, currently 28%, unless the seller certifies its non-U.S. status (and certain other conditions are met) or otherwise establishes an exemption.

Backup withholding is not an additional tax. A Non-U.S. Holder may obtain a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability of any amounts withheld under the backup withholding rules provided the required information is timely furnished to the IRS.

Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

Underwriting

J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC are acting as joint book-running managers of the offering and as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal amount of notes

J.P. Morgan Securities LLC	$
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC

Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $         per note. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed $         per note. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We have agreed that, until the closing of the offering to which this prospectus supplement pertains, we will not, without the prior written consent of J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, offer, sell, or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by us. J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC in their sole discretion may release any of the securities subject to these lock-up agreements at anytime without notice.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us

Per note	%

On April 1, 2010, in connection with our corporate reorganization, we issued to Citigroup Insurance Holding Corporation the Citi note, a $300.0 million note payable due on March 31, 2015 bearing interest at an annual rate of 5.5%. Pursuant to the agreement under which we issued the Citi note, we agreed to offer to use an affiliate of Citigroup Inc. to arrange and consummate an offering of investment-grade debt securities, trust preferred securities, surplus notes, hybrid securities or convertible debt that generates sufficient net cash proceeds (after deducting fees and expenses incurred in connection with such offering) to repay the note in full at certain mutually agreeable dates, subject to certain conditions. This offering satisfies the terms of said agreement.

In the note agreement for the Citi note, we agreed with Citi that, for the period from two years following our initial public offering to four years following our initial public offering, Citi would have the right to act as a book running underwriter or placement agent in connection with a refinancing of the Citi note. See “Related Party Transactions—Transactions with Citigroup” included in our Proxy Statement on Schedule 14A, filed with the SEC on March 30, 2012, which is incorporated by reference into the accompanying prospectus.

We estimate that our total expenses for this offering will be $                .

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of interest

Because an affiliate of Citigroup Global Markets Inc. will receive more than 5% of the net proceeds from this offering, not including underwriting compensation, Citigroup Global Markets Inc. has a conflict of interest as defined in Rule 5121. As such, this offering is being conducted in compliance with the full provisions of Rule 5121. Citigroup Global Markets Inc. will not confirm sales to any account over which it exercises discretionary authority without the prior written approval from the accountholder. A “qualified independent underwriter” is not necessary in connection with this offering because the notes are expected to be rated investment grade pursuant to FINRA Rule 5121(a)(1)(C).

The underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to prospective investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100, or, if the relevant member state has implemented the relevant provisions of the 2010 Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of notes described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each relevant member state. The expression “2010 Amending Directive” means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of notes through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of us or the underwriters.

Notice to prospective investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to prospective investors in France

Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to prospective investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong). No advertisement, invitation or document relating to the notes may be issued, or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to prospective investors in Japan

The notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to prospective investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Legal matters

The validity of the notes will be passed upon for us by Rogers & Hardin LLP, Atlanta, Georgia. The underwriters are being represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

Experts

The consolidated and combined financial statements and schedules of Primerica, Inc. as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG’s reports with respect to the financial statements and all related financial statement schedules refer to the completion in April 2010 of Primerica’s initial public offering and a series of related transactions, to the retrospective adoption of the provisions of ASU 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts, as of January 1, 2012, and the adoption of the provisions of FASB Staff Position Financial Accounting Standard No. 115-2 and Financial Accounting Standard No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (included in FASB ASC Topic 320, Investments—Debt and Equity Securities) as of January 1, 2009.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Primerica.

We have filed a registration statement on Form S-3 (No. 333-173271) under the Securities Act with the SEC pursuant to which the notes are being offered by this prospectus supplement and the accompanying prospectus. Neither this prospectus supplement nor the accompanying prospectus contains all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection as described above.

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus supplement and the accompanying prospectus, and information filed with the SEC subsequent to this prospectus supplement and prior to the termination of this offering will automatically be deemed to update and supersede this information. We incorporate by reference the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on February 28, 2012, as updated and modified by our Current Report on Form 8-K filed on May 8, 2012;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed on May 8, 2012;

•	Our Current Reports on Form 8-K filed on April 2, 2012, April 18, 2012, May 8, 2012 and May 17, 2012; and

•

Our Definitive Proxy Statement on Schedule 14A filed on March 30, 2012 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011).

We also incorporate by reference any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the date all of the notes offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K (and exhibits filed under Item 9.01 of Form 8-K relating to such information), which is not deemed filed and which is not incorporated by reference into this prospectus supplement or the accompanying prospectus. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement and the accompanying prospectus from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, a copy of any and all of the documents which are incorporated by reference into this prospectus supplement or the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).

You may request a copy of these documents by writing or telephoning us at:

Primerica, Inc.

3120 Breckinridge Blvd.

Duluth, Georgia 30099

Attention: Investor Relations

(770) 381-1000

You may also access the documents incorporated by reference into this prospectus supplement and the accompanying prospectus through our website at www.primerica.com. This reference to our website is an inactive textual reference only and is not a hyperlink. Except for these specific incorporated documents, the contents of our website are not part of this prospectus supplement or the accompanying prospectus, and you should not consider the contents of our website in making an investment decision with respect to the notes.

Prospectus

Primerica, Inc.

Common stock

Preferred stock

Debt securities

Warrants

Subscription rights

Purchase contracts

Purchase units

We may offer and sell, from time to time in one or more offerings, any combination of the securities described in this prospectus having an aggregate initial offering price not exceeding $1,000,000,000 on terms to be determined at the time of offering. The selling stockholders may also offer and sell, from time to time, up to 49,517,698 shares of our common stock. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of the offering. You should read this prospectus and the accompanying prospectus supplement in their entirety before you make your investment decision.

We or the selling stockholders may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The securities may also be resold by the selling stockholders. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “PRI.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors ” beginning on page 2 of this prospectus before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

April 8, 2011

The states in which our insurance subsidiaries are domiciled have laws which require regulatory approval for the acquisition of “control” of insurance companies. Under these laws, there exists a presumption of “control” when an acquiring party acquires 10% or more of the voting securities of an insurance company or of a company which itself controls an insurance company. Therefore, any person acquiring 10% or more of our outstanding common stock would need the prior approval of the state insurance regulators of these states or a determination from such regulators that “control” has not been acquired.

i

About this prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings, up to a maximum aggregate offering price of $1,000,000,000. In addition, certain of our stockholders may offer from time to time, in one or more offerings, up to 49,517,698 shares of our common stock.

This prospectus only provides you with a general description of the securities we and the selling stockholders may offer. Each time we or any selling stockholder sells securities described in the prospectus we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read in their entirety both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the section entitled “Where you can find more information” on page 28 of this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus, any accompanying prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since then.

As used in this prospectus: (i) references to “Primerica,” “we,” “us” and “our” refer to Primerica, Inc., a Delaware corporation, and its consolidated subsidiaries; (ii) references to “Citi” refer to Citigroup Inc. and its subsidiaries; and (iii) references to “Warburg Pincus” refer, collectively, to Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P.

ii

Summary

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before purchasing our securities. You should read in their entirety this prospectus, any accompanying prospectus supplement and any other offering materials, together with the additional information described under the section entitled “Where you can find more information” on page 28 of this prospectus.

Our company

We are a leading distributor of financial products to middle income households in the United States and Canada with approximately 95,000 licensed sales representatives at December 31, 2010. We assist our clients in meeting their needs for term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured more than 4.3 million lives and more than two million clients maintained investment accounts with us at December 31, 2010. Our distribution model uniquely positions us to reach underserved middle income consumers in a cost effective manner and has proven itself in both favorable and challenging economic environments.

Our principal executive offices are located at 3120 Breckinridge Blvd., Duluth, Georgia 30099, and our telephone number is (770) 381-1000. Our website address is www.primerica.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

Conflicts of interest

We have numerous commercial and contractual arrangements with Citi, our former parent company. In addition, Citigroup Global Markets Inc., which may serve as an underwriter of one or more offerings of securities pursuant to this prospectus, is a wholly owned subsidiary of Citigroup Inc. Please see “Risk Factors—Risks Related to Our Relationships with Citi and Warburg Pincus,” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “2010 Annual Report”), which is incorporated by reference into this prospectus, and additional information that may be set forth in the “Underwriting” section of any applicable prospectus supplement or pricing supplement. If 5% or more of the net proceeds of any offering of securities made under this prospectus will be received by a Financial Industry Regulatory Authority (“FINRA”) member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 5121 (or any successor rule).

Risk factors

An investment in our securities involves a high degree of risk. You should carefully consider the specific risks described in the 2010 Annual Report, which is incorporated by reference into this prospectus, the risk factors described under the section entitled “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before making an investment decision. If any of the foregoing risks actually materializes, our business, financial condition, results of operations and prospects could be materially adversely affected. As a result, the value of our securities could decline and you could lose part or all of your investment. The foregoing risks are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially affect our business, financial condition, results of operations and prospects. See the section entitled “Where you can find more information” on page 28 of this prospectus.

Use of proceeds

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities for working capital and other general corporate purposes, which may include the repayment or refinancing of outstanding indebtedness or stock repurchases. We will have significant discretion in the use of any net proceeds. The net proceeds may be invested temporarily in interest-bearing accounts and short-term interest-bearing securities until they are used for their stated purpose. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities.

We will not receive any proceeds in the event that securities are sold by a selling stockholder.

Ratio of earnings to fixed charges

The table below sets forth our consolidated ratio of earnings to fixed charges. We have not presented a ratio of earnings to fixed charges and preferred stock dividends because we did not have preferred stock outstanding as of the date of this prospectus. The following table should be read in conjunction with our consolidated and combined financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the 2010 Annual Report, which is incorporated by reference into this prospectus. For further information, see Exhibit 12.1 (Computation of Ratio of Earnings to Fixed Charges) to the registration statement of which this prospectus forms a part.

	2010	2009	2008	2007	2006

Ratio of Earnings to Fixed Charges	14.0x	61.8x	26.0x	64.2x	60.8x

Description of capital stock

The following information describes our common stock and preferred stock, as well as certain provisions of our certificate of incorporation and bylaws and relevant sections of the Delaware General Corporation Law (the “DGCL”), and is only a summary. You should refer to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the DGCL.

Capital stock

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, composed of a series of voting common stock and a series of non-voting common stock, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of April 1, 2011, we had 73,759,838 shares of voting common stock outstanding and no shares of non-voting common stock or preferred stock outstanding.

Common Stock.    Holders of our voting common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of our non-voting common stock are not entitled to vote on any matter, except as required by law or to amend, alter or repeal the provisions of the certificate of incorporation providing for the preferences, limitations and rights of the non-voting common stock. Holders of our voting common stock and non-voting common stock rank equally with respect to payment of dividends, as may be declared by our board of directors out of funds legally available for the payment of those dividends. Upon the liquidation, dissolution or winding up of our company, the holders of our voting common stock and non-voting common stock will rank equally and will be entitled to receive their ratable share of our net assets available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of our voting common stock and non-voting common stock have no preemptive, subscription or redemption rights. The outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock.    Our board of directors has the authority, without any further vote or action by the stockholders, to issue preferred stock in one or more series and to fix the preferences, limitations and rights of the shares of each series, including:

•	dividend rates;

•	conversion rights;

•	voting rights;

•	terms of redemption and liquidation preferences; and

•	the number of shares constituting each series.

Registration rights

We have entered into a Registration Rights Agreement with Citi and Warburg Pincus, dated April 7, 2010 (the “Registration Rights Agreement”), pursuant to which we granted to Citi and Warburg Pincus certain demand and piggyback registration rights with respect to the shares of common stock owned by them. For a description of these rights, see “Related Party Transactions—Transactions with Citi in Connection with Our Initial Public Offering—Registration Rights Agreement with Citi and Warburg Pincus” and “Related Party Transactions—Transactions with Warburg Pincus in Connection with the Securities Purchase Agreement,” included in our Proxy Statement on Schedule 14A, filed with the SEC on March 31, 2011 (the “2011 Proxy Statement”), which is incorporated by reference into this prospectus.

Anti-takeover effects of provisions of our certificate of incorporation and bylaws and of delaware law

The rights of our stockholders and related matters are governed by the DGCL, our certificate of incorporation and bylaws, certain provisions of which may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest by means of a tender offer or proxy contest or removal of our incumbent officers or directors. These provisions may also adversely affect prevailing market prices for our common stock. However, we believe that the benefits of this increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Classified board of directors

Our certificate of incorporation provides that our board of directors is classified with approximately one-third elected each year. The number of directors will be fixed from time to time by a majority of the total number of directors which we would have at the time such number is fixed if there were no vacancies. The directors are divided into three classes, designated class I, class II and class III. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board. At each annual meeting of stockholders beginning in 2011, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. In addition, if the number of directors is changed, any increase or decrease will be apportioned by the board of directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

We have agreed with Warburg Pincus that, subject to the terms of our certificate of incorporation, our board of directors will consist of no more than nine members, of which not more than one director will be nominated by Citi and not more than two directors will be our officers or employees. In addition, Warburg Pincus is entitled to nominate two directors to serve on our board of directors. See also “Related Party Transactions—Transactions with Warburg Pincus in Connection with the Securities Purchase Agreement—Board Rights” and “Related Party Transactions—Transactions with Citi in Connection with Our Initial Public Offering,” included in the 2011 Proxy Statement, which is incorporated by reference into this prospectus.

For so long as Warburg Pincus’ Investor Ownership Percentage (as defined in the Securities Purchase Agreement among Citi, Primerica and Warburg Pincus, dated February 8, 2010 (the “Securities Purchase Agreement”)) is at least 7.5%, Citi will be obligated to vote for Warburg Pincus’ nominees to our board of directors pursuant to the Securities Purchase Agreement.

Stockholder action by written consent; special meetings

Our certificate of incorporation permits stockholders to take action by the written consent of holders of all of our shares in lieu of an annual or special meeting. Otherwise, stockholders will only be able to take action at an annual or special meeting called in accordance with our bylaws.

Our bylaws provide that special meetings of stockholders may only be called by:

•	the chairman of the board;

•	either of the co-chief executive officers;

•

by request in writing of the board of directors or of a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority include the power to call such meetings; or

•	the holders of a majority of the outstanding shares of our common stock, in the event that Citi continues to own such a majority.

Advance notice requirements for stockholder proposals related to director nominations

Our bylaws contain advance notice procedures with regard to stockholder proposals related to the nomination of candidates for election as directors. These procedures provide that notice of stockholder proposals related to stockholder nominations for the election of directors must be received by our corporate secretary, in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after that anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. Stockholder nominations for the election of directors at a special meeting at which directors are elected must be received by our corporate secretary no later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

A stockholders’ notice to our corporate secretary must be in proper written form and must set forth some information related to the stockholder giving the notice and to the beneficial owner, if any, on whose behalf the nomination is being made, including:

•	the name and record address of that stockholder;

•	the class and series and number of shares of each class and series of our capital stock which are owned beneficially or of record by that stockholder;

•	a description of all arrangements or understandings between that stockholder and any other person in connection with the nomination and any material interest of that stockholder in the nomination;

•	information as to derivatives, swaps, options, short positions, stock borrowing or lending and transactions or arrangements that increase or decrease voting power or pecuniary interest;

•

a representation that the stockholder is a holder of record of our stock entitled to vote at that meeting and that the stockholder intends to appear in person or by proxy at the meeting to bring that nomination before the meeting; and

•

any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for election of directors pursuant to the Exchange Act;

and, as to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business and residence address, and the principal occupation and employment of the person;

•	the class and series and number of shares of each class and series of our capital stock which are owned beneficially or of record by the person;

•	information as to derivatives, swaps, options, short positions, stock borrowing or lending and transactions or arrangements that increase or decrease voting power or pecuniary interest; and

•

any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for election of directors pursuant to the Exchange Act.

The stockholder providing the notice is required to update and supplement such notice as of the record date of the meeting.

However, for so long as Warburg Pincus’ Investor Ownership Percentage is at least 7.5%, Citi will be obligated to vote for Warburg Pincus’ nominees to our board of directors pursuant to the Securities Purchase Agreement. See “Related Party Transactions—Transactions with Warburg Pincus in Connection with the Securities Purchase Agreement—Board Rights,” included in the 2011 Proxy Statement, which is incorporated by reference into this prospectus.

Advance notice requirements for other stockholder proposals

Our bylaws contain advance notice procedures with regard to stockholder proposals not related to nominations. These notice procedures, in the case of an annual meeting of stockholders, mirror the notice requirements for stockholder proposals related to director nominations discussed above insofar as they relate to the timing of receipt of notice by our corporate secretary. In the case of a special meeting, notice of other stockholder proposals must be received by our corporate secretary not less than 90 days prior to the date that meeting is proposed to be held.

A stockholders’ notice to our corporate secretary must be in proper written form and must set forth, as to each matter that the stockholder proposes to bring before the meeting:

•	a description of the business desired to be brought before the meeting and the reasons for conducting that business at the meeting;

•	the name and record address of that stockholder and of the beneficial owner, if any;

•	the class and series and number of shares of each class and series of our capital stock which are owned beneficially or of record by that stockholder or by the beneficial owner, if any;

•

a description of all arrangements or understandings between that stockholder or any beneficial owner and any other person in connection with the proposal of that business and any material interest of that stockholder in that business;

•	information as to derivatives, swaps, options, short positions, stock borrowing or lending and transactions or arrangements that increase or decrease voting power or pecuniary interest;

•

a representation that the stockholder is a holder of record of our stock entitled to vote at that meeting and that the stockholder intends to appear in person or by proxy at the meeting to bring that business before the meeting; and

•

any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for the proposed business to be brought by such stockholder pursuant to the Exchange Act.

The stockholder providing the notice is required to update and supplement such notice as of the record date of the meeting.

Anti-takeover legislation

As a Delaware corporation, we are subject to the restrictions under Section 203 of the DGCL (“Section 203”) regarding corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding, for purposes of determining the number of shares outstanding, (i) shares owned by persons who are directors and also officers of the corporation and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not wholly owned by the interested stockholder.

In this context, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status owned, 15% or more of a corporation’s outstanding voting stock.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. We have not elected to “opt out” of Section 203. However, subject to certain restrictions, we may elect to “opt out” of Section 203 by an amendment to our certificate of incorporation or bylaws. In the Securities Purchase Agreement, we have agreed to take all action necessary so that the limitations on business combinations prescribed by Section 203 of the DGCL are not applicable to Warburg Pincus or any permitted transferee that receives at least 10% of our outstanding common stock.

Undesignated preferred stock

The authority possessed by our board of directors to issue preferred stock with voting or other rights or preferences could be potentially used to discourage attempts by third parties to obtain control of us through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. The provision in our certificate of incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Insurance regulations concerning change of control

Many state insurance regulatory laws intended primarily for the protection of policyholders contain provisions that require advance approval by state agencies of any change in control of an insurance company or insurance holding company that is domiciled or, in some cases, having such substantial business that it is deemed to be commercially domiciled in that state. Moreover, under Canadian federal insurance law, the consent of the Minister of Finance is required in order for anyone to acquire direct or indirect control, including control in fact, of an insurance company, or to acquire, directly or through any controlled entity or entities, a significant interest (i.e., more than 10%) of any class of its shares.

Certificate of incorporation provision relating to corporate opportunities and interested directors

In order to address potential conflicts of interest between us and Citi, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve Citi and its officers and directors, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with Citi. In general, these provisions recognize that we and Citi may engage in the same or similar business activities and lines of business (subject to the provisions of the intercompany agreement we entered into with Citi in connection with our initial public offering), have an interest in the same areas of corporate opportunities and that we and Citi will continue to have contractual and business relations with each other, including officers and directors of Citi serving as our directors.

Our certificate of incorporation provides that, subject to any contractual provision to the contrary, Citi will have no duty to refrain from:

•	engaging in the same or similar business activities or lines of business as us;

•	doing business with any of our clients; or

•	employing or otherwise engaging any of our officers or employees.

Under our certificate of incorporation, neither Citi nor any officer or director of Citi, except as described in the following paragraph, will be liable to us or our stockholders for breach of any fiduciary duty by reason of any such activities. Our certificate of incorporation provides that Citi is not under any duty to present any corporate opportunity to us which may be a corporate opportunity for Citi and us, and Citi will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that Citi pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us.

When one of our directors or officers who is also a director or officer of Citi learns of a potential transaction or matter that may be a corporate opportunity for both us and Citi, the certificate of incorporation provides that the director or officer:

•	will have fully satisfied his or her fiduciary duties to us and our stockholders with respect to that corporate opportunity;

•	will not be liable to us or our stockholders for breach of fiduciary duty by reason of Citi’s actions with respect to that corporate opportunity;

•	will be deemed to have acted in good faith and in a manner he or she believed to be in, and not opposed to, our best interests for purposes of our certificate of incorporation; and

•

will be deemed not to have breached his or her duty of loyalty to us or our stockholders and not to have derived an improper personal benefit therefrom for purposes of our certificate of incorporation;

if he or she acts in good faith in a manner consistent with the following policy:

•

a corporate opportunity offered to any of our officers who is also a director but not an officer of Citi will belong to us, unless that opportunity is expressly offered to that person solely in his or her capacity as a director of Citi, in which case that opportunity will belong to Citi;

•

a corporate opportunity offered to any of our directors who is not one of our officers and who is also a director or an officer of Citi will belong to us only if that opportunity is expressly offered to that person solely in his or her capacity as our director, and otherwise will belong to Citi; and

•

a corporate opportunity offered to any of our officers who is also an officer of Citi will belong to Citi, unless that opportunity is expressly offered to that person solely in his or her capacity as our officer, in which case that opportunity will belong to us.

For purposes of our certificate of incorporation, “corporate opportunities” include business opportunities that we are financially able to undertake, that are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Citi or its officers or directors will be brought into conflict with our self-interest. After such time that Citi ceases to own 20% of our common stock, the provisions of the certificate of incorporation related to corporate opportunities for Citi and us described above shall become inoperative. Thereafter, the approval or allocation of corporate opportunities would depend on the facts and circumstances of the particular situation analyzed under the corporate opportunity doctrine. The Delaware courts have found that a director or officer “may not take a business opportunity for his own if: (i) the corporation is financially able to exploit the opportunity; (ii) the opportunity is within the corporation’s line of business; (iii) the corporation has an interest or expectancy in the opportunity; and (iv) by taking the opportunity for his own, the [director or officer] will thereby be placed in a position inimicable to his duties to the corporation.” On the other hand, a director or officer “may take a corporate opportunity if: (1) the opportunity is presented to the director or officer in his individual and not his corporate capacity; (2) the opportunity is not essential to the corporation; (3) the corporation holds no interest or expectancy in the opportunity; and (4) the director or officer has not wrongfully employed the resources of the corporation in pursuing or exploiting the opportunity.” A director or officer may also “present” an opportunity to the board of directors of a corporation to determine whether such opportunity belongs to the corporation and thereby be protected from inference of usurpation of corporate opportunity.

Our certificate of incorporation also provides that no contract, agreement, arrangement or transaction between us and Citi will be void or voidable solely for the reason that Citi is a party to such agreement and Citi:

•	will have fully satisfied and fulfilled its fiduciary duties to us and our stockholders with respect to the contract, agreement, arrangement or transaction;

•	will not be liable to us or our stockholders for breach of fiduciary duty by reason of entering into, performance or consummation of any such contract, agreement, arrangements or transaction;

•	will be deemed to have acted in good faith and in a manner it reasonably believed to be in, and not opposed to, the best interests of us for purposes of the certificate of incorporation; and

•	will be deemed not to have breached its duty of loyalty to us and our stockholders and not to have derived an improper personal benefit therefrom for purposes of the certificate of incorporation, if:

•

the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to our board of directors or the committee of our board that authorizes the contract, agreement, arrangement or transaction and our board of directors or that committee in good faith authorizes the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors;

•

the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the holders of our shares entitled to vote on such contract, agreement, arrangement or transaction and the contract, agreement, arrangement or transaction is specifically approved in good faith by vote of the holders of a majority of the votes entitled to be cast by the holders of our common stock then outstanding not owned by Citi or a related entity; or

•	the contract, agreement, arrangement or transaction, judged according to the circumstances at the time of the commitment, is fair to us.

Any person purchasing or otherwise acquiring any interest in any shares of our capital stock will be deemed to have consented to these provisions of the certificate of incorporation.

Until the time that Citi ceases to own shares entitled to 20% or more of the votes entitled to be cast by our then outstanding common stock, the affirmative vote of the holders of at least 80% of the votes entitled to be cast will be required to alter, amend or repeal, or adopt any provision inconsistent with the corporate opportunity and interested director provisions described above; however, after Citi no longer owns shares for its own account entitling it to cast at least 20% of the votes entitled to be cast by our then outstanding common stock, any such alteration, adoption, amendment or repeal would be approved if a quorum is present and the votes favoring the action exceed the votes opposing it. Accordingly, until such time, so long as Citi owns shares entitled to 20% of the votes entitled to be cast, it can prevent any such alteration, adoption, amendment or repeal.

In addition to these provisions relating to corporate opportunities and interested directors contained in our certificate of incorporation, we entered into an intercompany agreement with Citi in connection with our initial public offering, which prohibited each party from soliciting or hiring the other party’s employees above certain compensation levels without the consent of such other party and prohibits Citi, subject to certain customary exceptions, from competing with us by engaging in certain competitive activities for a certain period of time and from intentionally engaging in a targeted solicitation of our sales representatives following the completion of our initial public offering. Citi also agreed that, following the completion of our initial public offering, it will not intentionally use any Prime Reinsurance Company, Inc. customer list or database for purposes of marketing products or services to those customers. See “Related Party Transactions—Transactions with Citi in Connection with Our Initial Public Offering—Intercompany Agreement,” included in the 2011 Proxy Statement, which is incorporated by reference into this prospectus.

Provisions relating to regulatory status

Our certificate of incorporation also contains provisions regulating and defining the conduct of our affairs as they may affect Citi and its legal and regulatory status. In general, our certificate of incorporation provides that, without the written consent of Citi, which will not be unreasonably withheld, conditioned or delayed, we will not take any action that, to our knowledge, would result in:

•

Citi’s being required to obtain the authorization or approval of, or otherwise become subject to any rules, regulations or other legal restrictions of any governmental, administrative or regulatory authority; or

•

any of our directors who is also a director or officer of Citi being ineligible to serve or prohibited from serving as our director or, where such person is a director of Citi, as a director of Citi under applicable law.

Our certificate of incorporation further provides that Citi will not be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that Citi gives or withholds any such consent for any reason.

Any persons purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have consented to these provisions of our certificate of incorporation.

Until the time that Citi ceases to own shares entitled to 20% or more of the votes entitled to be cast by our then outstanding common stock, the affirmative vote of the holders of at least 80% of the votes entitled to be cast will be required to alter, amend or repeal, or adopt any provision inconsistent with, the provision of our certificate of incorporation described above; however, the provision relating to legal and regulatory status automatically becomes inoperative six months after Citi ceases to own shares entitled to at least 20% of the votes entitled to be cast by our then outstanding common stock relating to shares held for its own account. Accordingly, until such time, so long as Citi owns shares entitled to at least 20% of the votes entitled to be cast, it can prevent any alteration, adoption, amendment or repeal of that provision.

The Delaware courts have not conclusively determined the validity or enforceability of provisions similar to the corporate opportunity, interested director and legal and regulatory status provisions that are included in our certificate of incorporation and could rule that some liabilities which those provisions purport to eliminate remain in effect.

Limitation of liability of directors

Our certificate of incorporation provides that none of our directors shall be liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the DGCL. The effect of this provision is to eliminate our rights, and our stockholders’ rights, to recover monetary damages against a director for breach of a fiduciary duty of care as a director. This provision does not limit or eliminate our right, or the right of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, our certificate of incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions will not alter the liability of directors under federal or state securities laws. Our certificate of incorporation also includes provisions for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the DGCL. Further, we have entered into indemnification agreements with our directors and executive officers which require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as a director or officer and to advance to them expenses, subject to reimbursement to us if it is determined that they are not entitled to indemnification. We also have obtained director and officer liability insurance.

Listing

Our common stock is listed on the NYSE under the trading symbol “PRI.”

Transfer agent and registrar

The Transfer Agent and Registrar for our common stock and non-voting common stock is American Stock Transfer & Trust Company.

Description of debt securities

We may offer secured or unsecured debt securities which may be senior, subordinated or junior subordinated, and which may be convertible. We may issue debt securities in one or more series.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and Wells Fargo Bank, National Association. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (the “TIA”). You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and indenture supplement, if any, in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

•	whether the debt securities will be senior, subordinated or junior subordinated;

•	whether the debt securities will be secured or unsecured;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining same;

•	the interest rate(s) or the method for determining same;

•

the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash or additional securities;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as which the securities are dated if other than the date of original issuance;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	any covenants applicable to the particular debt securities being issued;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the holders of the debt securities or the company can select the payment currency;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•	additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;

•

provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•

any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. We will describe in the applicable prospectus supplement information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of US$2,000 and any integral multiples in excess thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

Description of warrants

We may issue warrants for the purchase of common stock, preferred stock or debt securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under one or more warrant agreements to be entered into between us and a warrant agent to be named in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of warrants

Each warrant will entitle the holder of the warrant to purchase for cash the amount of common stock, preferred stock or debt securities at the exercise price stated or determinable in the applicable prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the common stock, preferred stock or debt securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement and warrant certificate, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer warrants, see the section entitled “Where you can find more information” on page 28 of this prospectus. We urge you to read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

Description of subscription rights

We may issue subscription rights to purchase common stock, preferred stock, debt securities or other securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the securityholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each common stock, preferred stock, debt securities or other securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each securityholder;

•	the number and terms of each common stock, preferred stock, debt securities or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see the section entitled “Where you can find more information” on page 28 of this prospectus. We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any applicable prospectus supplement in their entirety.

Description of purchase contracts and purchase units

We may issue purchase contracts for the purchase or sale of common stock, preferred stock or debt securities issued by us or by third parties as specified in the applicable prospectus supplement. Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The price per security and the number of securities may be fixed at the time the purchase contracts are entered into or may be determined by reference to a specific formula set forth in the applicable purchase contracts.

The purchase contracts may be issued separately or as part of units consisting of a purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, or any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as “purchase units.”

The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The prospectus supplement relating to any purchase contracts or purchase units we may offer will contain the specific terms of the purchase contracts or purchase units. These terms may include the following:

•

whether the purchase contracts obligate the holder to purchase or sell, or both, our common stock, preferred stock, or debt securities, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered global form.

The description in the applicable prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the SEC if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see the section entitled “Where you can find more information” on page 28 of this prospectus. We urge you to read the applicable purchase contract or applicable purchase unit and any applicable prospectus supplement in their entirety.

Selling stockholders

This prospectus relates to the possible resale of up to 49,517,698 shares of our common stock by Citigroup Insurance Holding Corporation (referred to herein as the “Citi Eligible Stockholder”), a wholly owned subsidiary of Citigroup, Inc., and Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. (referred to herein as the “Warburg Pincus Eligible Stockholder” and, together with the Citi Eligible Stockholder, the “Eligible Stockholders”). An Eligible Stockholder who resells any shares of our common stock pursuant hereto is referred to as a “selling stockholder” in this prospectus. Of the total number of shares of our common stock that may be resold pursuant to this prospectus: (i) 29,002,148 shares of common stock have been held by the Citi Eligible Stockholder since our initial public offering; (ii) 16,412,440 shares of common stock were acquired by the Warburg Pincus Eligible Stockholder from Citi in a private sale; and (iii) 4,103,110 shares of common stock are issuable upon the exercise of warrants to purchase such shares which warrants were acquired by the Warburg Pincus Eligible Stockholder from Citi in a private sale. Pursuant to the Securities Purchase Agreement, the Warburg Pincus Eligible Stockholder has agreed not to sell, without the prior consent of us and Citi, any securities, including pursuant to this prospectus, prior to the earlier of: (1) September 30, 2011 and (2) the date that Citi owns less than 10% of the outstanding shares of our common stock. We are registering the shares to satisfy registration rights that we have granted to the Eligible Stockholders, and in order to permit the Eligible Stockholders to offer the shares for resale from time to time. For information about the Eligible Stockholders, see “Related Party Transactions,” included in the 2011 Proxy Statement, which is incorporated by reference into this prospectus.

Plan of distribution

We and the selling stockholders may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers, including affiliates;
•	through agents;
•	to or through underwriters, brokers or dealers; or
•	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including, without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus and the manner in which the selling stockholders may sell the securities, include, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We or the selling stockholders may also enter into hedging transactions. For example, we may:

•

enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use common stock received from us or the selling stockholders, as applicable, to close out its short positions;

•	sell securities short and redeliver such shares to close out our or the selling stockholders’ short positions;

•

enter into option or other types of transactions that require us or the selling stockholders, as applicable, to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•

loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we or the selling stockholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others (including the selling stockholders) to settle such sales and may use securities received from us (or the selling stockholders) to close out any related short positions. We or the selling stockholders may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the selling stockholders, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to the prevailing market prices; or
•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act of 1933, as amended (the “Securities Act”). Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We or the selling stockholders will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be. In compliance with the guidelines of FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Underwriters and agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We or the selling stockholders may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we or the selling stockholders will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We or the selling stockholders may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We or the selling stockholders may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we or the selling stockholders may enter into agreements with such underwriters or agents pursuant to which we or the selling stockholders receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We or the selling stockholders may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct sales

We or the selling stockholders may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional purchasers

We or the selling stockholders may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We or the selling stockholders will enter into such delayed contracts only with institutional purchasers that we or the selling stockholders, as applicable, approve(s). These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Electronic auctions

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist is making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. For example, in the case of a debt security, the clearing spread could be indicated as a number of “basis points” above an index treasury note. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

Indemnification; other relationships

We or the selling stockholders may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-making, stabilization and other transactions

There is currently no market for any of the offered securities, other than the shares of our common stock which are listed on the NYSE. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock, warrants or subscription rights on any securities exchange or quotation system; any such listing with respect to any particular debt securities, preferred stock or warrants will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of common stock, the underwriters may purchase and sell common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and commissions

In compliance with the guidelines of FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

Conflicts of interest

We have numerous commercial and contractual arrangements with Citi, our former parent company. In addition, Citigroup Global Markets Inc., which may serve as an underwriter of one or more offerings of securities pursuant to this prospectus, is a wholly owned subsidiary of Citigroup Inc. Please see “Risk Factors—Risks Related to Our Relationships with Citi and Warburg Pincus,” included in the 2010 Annual Report, which is incorporated by reference into this prospectus, and additional information that may be set forth in the “Underwriting” section of any applicable prospectus supplement or pricing supplement. If 5% or more of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 5121 (or any successor rule).

Legal matters

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Rogers & Hardin LLP, Atlanta, Georgia. Counsel to the underwriters will be named in the applicable prospectus supplement.

Experts

The consolidated and combined financial statements and schedules of Primerica, Inc. as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG’s reports with respect to the financial statements and all related financial statement schedules refer to the completion in April 2010 of Primerica’s initial public offering and a series of related transactions and to the adoption by Primerica of the provisions of FASB Staff Position Financial Accounting Standard No. 115-2 and Financial Accounting Standard No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (included in FASB ASC Topic 320, Investments—Debt and Equity Securities) as of January 1, 2009.

Cautionary statement regarding forward-looking statements

Investors are cautioned that certain statements contained in this prospectus are “forward-looking” statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions taken by us or our subsidiaries are also forward-looking statements. These forward-looking statements contained in this prospectus are based upon information available to us on the date of this prospectus. These forward-looking statements involve external risks and uncertainties, including, but not limited to, those described under the section entitled “Risk Factors” beginning on page 2 of this prospectus and elsewhere in this prospectus, our reports filed from time to time with the SEC, which are incorporated by reference into this prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act, or any prospectus supplement.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond the control of our management team. All forward-looking statements in this prospectus and documents incorporated by reference into this prospectus and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these risks and uncertainties. Accordingly, you should not place undue reliance on those statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Primerica.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 17, 2011;

•	our Proxy Statement on Schedule 14A, filed on March 31, 2011; and

•	the description of our common stock contained in our Form 8-A filed on March 30, 2010, and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K (and exhibits filed under Item 9.01 of Form 8-K relating to such information), which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference into this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).

You may request a copy of these documents by writing or telephoning us at:

Primerica, Inc.

3120 Breckinridge Blvd.

Duluth, Georgia 30099

Attention: Investor Relations

(770) 381-1000

You may also access the documents incorporated by reference into this prospectus through our website at www.primerica.com. Except for these specific incorporated documents, the contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.